Exhibit 99.1
Mintera Corporation
Financial Statements
December 31, 2009 and 2008

Mintera Corporation
Index
December 31, 2009 and 2008

Page(s)
Report of Independent Auditors	1

Financial Statements

Balance Sheets	2

Statements of Operations	3

Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit	4

Statements of Cash Flows	5

Notes to Financial Statements	6–25

Report of Independent Auditors
To the Board of Directors and Stockholders of
Mintera Corporation
In our opinion, the accompanying balance sheets and the related statements of operations, of changes in redeemable convertible preferred stock and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Mintera Corporation (the “Company”) at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations since inception, has a stockholders’ deficit, and will require additional financing to fund future operations. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are included in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
July 16, 2010

Mintera Corporation
Balance Sheets
December 31, 2009 and 2008

	2009	2008
Assets
Current assets
Cash and cash equivalents	$1,872,942	$4,339,460
Accounts receivable	2,360,273	3,077,335
Inventory	3,845,678	5,675,619
Prepaid expenses and other current assets	212,337	575,730

Total current assets	8,291,230	13,668,144

Property and equipment, net	1,704,134	2,146,761
Restricted cash	40,702	40,702

Total assets	$10,036,066	$15,855,607

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$598,541	$5,127,862
Accrued expenses	2,322,923	1,561,354
Deferred revenue	—	83,565
Current portion of capital lease obligations	123,170	108,127
Current portion of convertible notes	3,500,000	—
Line of credit borrowings	2,024,607	4,064,279

Total current liabilities	8,569,241	10,945,187

Long-term portion of capital lease obligations	104,772	227,942
Long-term portion of convertible notes	—	3,500,000
Preferred stock warrants	475	946,576
Other noncurrent liabilities	—	33,697

Total liabilities	8,674,488	15,653,402

Commitments and contingencies (Note 15)

Redeemable convertible preferred stock
Series A redeemable convertible preferred stock, $.01 par value; 1,883,006 shares authorized, issued and outstanding at December 31, 2009 and 2008 (liquidation preference of $1,694,705 at December 31, 2009), at redemption value	3,019,083	2,906,103
Series A-4 redeemable convertible preferred stock, $.01 par value; 20,616,990 shares authorized, issued and outstanding at December 31, 2009 and 2008 (liquidation preference of $18,555,291 at December 31, 2009), at redemption value	31,151,003	29,913,983
Series B redeemable convertible preferred stock, $.01 par value; 16,010,027 shares authorized, issued and outstanding at December 31, 2009 and 2008 (liquidation preference of $34,485,598 at December 31, 2009), at redemption value	40,669,968	37,783,896
Series C redeemable convertible preferred stock, $.01 par value; 11,025,068 shares authorized, 9,457,032 shares issued and outstanding at December 31, 2009; 9,538,647 shares authorized, 8,668,161 shares issued and outstanding at December 31, 2008 (liquidation preference of $25,250,275 at December 31, 2009), at redemption value	30,183,718	25,655,285
Series C-1 redeemable convertible preferred stock, $0.01 par value; 3,126,891 shares authorized, 1,528,699 shares issued and outstanding at December 31, 2009 (liquidation preference of $8,163,253 at December 31, 2009), at redemption value	4,070,409	—

Total redeemable convertible preferred stock	109,094,181	96,259,267

Stockholders’ deficit
Common stock, $.001 par value; 39,626,891 shares authorized, 1,591,754 issued and outstanding at December 31, 2009; 35,000,000 shares authorized, 1,520,435 shares issued and outstanding at December 31, 2008	1,591	1,520
Accumulated deficit	(107,734,194)	(96,058,582)

Total stockholders’ deficit	(107,732,603)	(96,057,062)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$10,036,066	$15,855,607

The accompanying notes are an integral part of these financial statements.

Mintera Corporation
Statements of Operations
Years Ended December 31, 2009 and 2008

	2009	2008
Revenues	$40,125,743	$10,124,975
Cost of revenues	32,245,373	9,831,895

Gross margin	7,880,370	293,080

Operating expenses
Research and development	8,170,922	10,629,732
Selling and marketing	2,505,151	2,634,388
General and administrative	2,157,347	1,896,436

Total operating expenses	12,833,420	15,160,556

Loss from operations	(4,953,050)	(14,867,476)

Other income (expense), net	1,419,638	(9,169)
Interest income	2,848	137,943
Interest expense	(1,455,801)	(168,250)

Net loss	$(4,986,365)	$(14,906,952)

The accompanying notes are an integral part of these financial statements.

Mintera Corporation
Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Years Ended December 31, 2009 and 2008

	Redeemable Convertible Preferred Stock													Additional
	Series A		Series A-4		Series B		Series C		Series C-1			Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Total	Shares	Par Value	Capital	Deficit	Total
Balance at December 31, 2007	1,883,006	$2,793,123	20,616,990	$28,676,964	16,010,027	$34,897,794	7,170,034	$19,563,243	—	$—	$85,931,124	1,494,147	$1,494	$—	$(74,961,501)	$(74,960,007)

Issuance of Series C preferred stock, net of issuance costs of $8,417	—	—	—	—	—	—	1,498,127	3,991,583	—	—	3,991,583	—	—	—	—	—
Stock option exercise	—	—	—	—	—	—	—	—	—	—	—	26,288	26	1,907	—	1,933
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	144,524	—	144,524
Accretion to redemption value	—	112,980	—	1,237,019	—	2,886,102	—	2,100,459	—	—	6,336,560	—	—	(146,431)	(6,190,129)	(6,336,560)
Net Loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(14,906,952)	(14,906,952)

Balance at December 31, 2008	1,883,006	2,906,103	20,616,990	29,913,983	16,010,027	37,783,896	8,668,161	25,655,285	—	—	96,259,267	1,520,435	1,520	—	(96,058,582)	(96,057,062)

Issuance of Series C and Series C-1 preferred stock, net of issuance costs of $184,318	—	—	—	—	—	—	788,871	2,024,217	1,528,699	3,979,377	6,003,594	—		—	—	—
Stock option exercise	—	—	—	—	—	—	—	—	—	—	—	71,319	71	6,137	—	6,208
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	135,936	—	135,936
Accretion to redemption value	—	112,980	—	1,237,020	—	2,886,072	—	2,504,216	—	91,032	6,831,320	—	—	(142,073)	(6,689,247)	(6,831,320)
Net Loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(4,986,365)	(4,986,365)

Balance at December 31, 2009	1,883,006	$3,019,083	20,616,990	$31,151,003	16,010,027	$40,669,968	9,457,032	$30,183,718	1,528,699	$4,070,409	$109,094,181	1,591,754	$1,591	$—	$(107,734,194)	$(107,732,603)

The accompanying notes are an integral part of these financial statements.

Mintera Corporation
Statements of Cash Flows
Years Ended December 31, 2009 and 2008

	2009	2008
Cash flows from operating activities
Net loss	$(4,986,365)	$(14,906,952)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	773,962	766,215
Inventory provision	(714,621)	134,636
Amortization of debt issuance costs	255,414	93,906
Noncash interest expense	356,741	—
Stock-based compensation expense	135,936	144,524
Loss on sale of property and equipment	19,020	—
Amortization of deferred rent	(33,697)	(20,352)
Revaluation of warrants	(1,302,842)	9,169
Changes in assets and liabilities
Accounts receivable	717,062	(3,077,335)
Inventory	2,544,562	(4,525,093)
Prepaid expenses and other current assets	158,582	(52,257)
Accounts payable	(4,485,133)	4,706,871
Accrued expenses	761,569	989,599
Customer deposit	—	(910,471)
Deferred revenue	(83,565)	(74,335)

Net cash used in operating activities	(5,883,375)	(16,721,875)

Cash flows from investing activities
Purchases of property and equipment	(452,853)	(1,048,990)
Proceeds from sale of property and equipment	58,310	—

Net cash used in investing activities	(394,543)	(1,048,990)

Cash flows from financing activities
Borrowings under revolving line of credit facility	23,737,439	6,177,577
Payments under revolving line of credit facility	(25,777,111)	(2,113,298)
Debt issuance cost payment	(50,603)	(153,604)
Payments under capital lease obligations	(108,127)	(23,106)
Proceeds from the issuance of convertible notes	—	3,500,000
Proceeds from issuance of convertible preferred stock, net of issuance costs	6,003,594	3,991,583
Proceeds upon exercise of stock options	6,208	1,933

Net cash provided by financing activities	3,811,400	11,381,085

Net decrease in cash and cash equivalents	(2,466,518)	(6,389,780)
Cash and cash equivalents
Beginning of year	4,339,460	10,729,240

End of year	$1,872,942	$4,339,460

Supplemental disclosure of cash flow information
Cash paid for interest	$735,267	$34,796

Supplemental disclosure of noncash investing and financing activities
Purchase of property and equipment under capital leases	—	359,175
Noncash purchases of property and equipment	1,069	45,257
Conversion of convertible notes and interest to redeemable convertible preferred stock	1,407,306	—
Fair value of warrants issued	356,741	234,624
Accretion to redemption value of preferred stock	6,831,320	6,336,560
The accompanying notes are an integral part of these financial statements.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
1.	Nature of the Business

Mintera Corporation (the “Company”) was incorporated in the State of Delaware on August 10, 2000. The Company designs, develops, manufactures and distributes high bit-rate optical modules that transmit and receive broadband telecommunications signals on optical wavelengths for the metro-core, regional, long haul and ultra long haul telecommunication markets.

The Company’s financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses and negative cash flows from operations since inception and has an accumulated deficit of $108 million at December 31, 2009. To date, the Company has been funded primarily by issuing equity securities and the incurrence of debt, including the Series 1 preferred stock financing in May 2010 (Note 18) for gross proceeds of $1.65 million. Because of projected negative cash flows from operations, the Company expects that it will be required to obtain additional debt or equity financing in order to fund future operations. Management’s plans with regard to these matters include continued development and marketing of its products as well as seeking additional financial arrangements. Management’s plans contemplate that cash generated from additional financings will be sufficient to fund operations through 2010. There is no assurance that the Company will be successful in obtaining sufficient additional funding on acceptable terms. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern beyond December 31, 2009. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is subject to risks common to companies in the industry including, but not limited to, new technological innovations, dependence on key personnel, dependence on key suppliers, protection of proprietary technology, compliance with government regulations, regulatory approval, uncertainty of market acceptance of products and the need to obtain financing.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the use and recoverability of inventory, expected product warranty costs, fair value of stock awards and preferred stock warrants and estimated useful lives for depreciation and amortization periods of tangible assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original or remaining maturity at the date of purchase of three months or less to be cash equivalents.

Restricted cash includes an interest-bearing investment in a bank certificate of deposit which collateralizes the Company’s obligations under a non-cancellable office facility operating lease.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values due to their short maturities.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
Concentration of Credit Risk

Financial instruments that expose the Company to concentrations of credit risk consist primarily of money market funds and accounts receivable. The Company invests primarily in treasury bills issued by the United States government. Generally, the Company does not require collateral or other security to support customer receivables. The Company performs periodic credit evaluations of its customers and evaluates the need for allowance for credit losses based on historical experience and other information available to management. Since inception, the Company has not incurred any losses. At December 31, 2009, four customers accounted for 24%, 22%, 18% and 13% of the Company’s accounts receivable balance. At December 31, 2008, four customers accounted for 45%, 16%, 15% and 14% of the Company’s accounts receivable balance.

Current Vulnerabilities Due to Certain Concentrations

The Company sells products primarily to customers located outside of North America. For the year ended December 31, 2009, two customers accounted for 68% and 18% of the Company’s revenue. For the year ended December 31, 2008, three customers accounted for 31%, 29% and 10% of the Company’s revenue.

Certain components and parts used in the Company’s products are procured from a single source. The Company generally obtains parts from a single vendor, even where multiple sources are available, in order to maintain quality control and enhance working relationships with suppliers. These purchases are made under purchase orders.

Inventory

Inventories are stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost, on a first-in first-out basis. Rapid technological change and new product introductions and enhancements could result in excess or obsolete inventory. To minimize this risk, the Company evaluates inventory levels and expected usage on a periodic basis and records adjustments to cost as required. The Company permanently writes down the cost of inventory that it specifically identifies and considers obsolete or excessive to fulfill future sales estimates.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives, which range from 3 to 5 years, using the straight-line method. Property and equipment held under capital leases are amortized over the estimated useful life of the asset. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
As of December 31, 2009 and 2008, the Company’s long-lived assets consist entirely of property and equipment. Long-lived assets to be held and used are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. This analysis relies on a number of factors, including changes in strategic direction, business plans, regulatory developments, economic and budget projections, technological improvements, and operating results. The test of whether an impairment exists is a comparison of the asset carrying value to estimated undiscounted future cash flows. Impairments are measured as the excess of carrying value over estimated fair value, determined by discounted future cash flows. Any write-downs would be treated as permanent reductions in the carrying amount of the asset and an operating loss would be recognized. To date, the Company has had recurring operating losses and the recoverability of its long-lived assets is contingent upon executing the Company’s business plan. If the Company is unable to execute its business plan, it may be required to write down the value of the Company’s long-lived assets in future periods.

Debt Issue Costs

Debt issue costs consist of loan origination fees and other administrative expenses associated with the Company’s financing arrangements. These costs are being amortized to interest expense over the life of the underlying credit agreement.

Revenue Recognition

The Company’s revenue is derived primarily from product sales to telecommunications network equipment manufacturers.

The Company recognizes revenue from the sales of products it manufactures upon shipment to the customer as long as there is (1) persuasive evidence of an arrangement, (2) delivery has occurred and risk of loss has passed, (3) the sales price is fixed or determinable and (4) collection of the related receivable is reasonably assured. Amounts billed or collected prior to recognition of revenue are classified as deferred revenue. Customer deposits represent prepayments made by a customer prior to the shipment of goods.

The Company records costs related to shipping and handling in cost of revenues for all periods presented.

Research and Development Costs

Research and development expenditures are expensed as incurred.

Stock-Based Compensation

The Company’s share—based compensation awards to employees, including grants of employee stock options, are valued at fair value on the date of grant, and are expensed over the requisite service period. The requisite service period is the period during which an employee is required to provide service in exchange for an award, which generally is the vesting period.

Freestanding Preferred Stock Warrants

The Company’s freestanding warrants that are related to the Company’s redeemable convertible preferred stock are classified as liabilities on the balance sheet.

These preferred warrants are subject to revaluation at each balance sheet date, and any change in fair value will be recorded as a component of other income or other expense, until the earlier of their exercise or expiration.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
Income Taxes

Deferred income taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating loss carryforwards and credits. Valuation allowances are recorded to reduce the net deferred tax assets to amounts the Company believes are more likely than not to be realized.

In June 2006, the Financial Accounting Standards Board issued authoritative guidance which changes the accounting for uncertainty in tax positions. This requires that the Company recognize in its financial statements the impact of tax positions, if that position is more likely than not of being sustained on audit based on the technical merits of position. Effective January 1, 2009, the Company adopted this guidance and there was no liability for unrecognized benefits at adoption.

Comprehensive Income (Loss)

Comprehensive loss is comprised of two components: net loss and other comprehensive income (loss). At December 31, 2009 and 2008, the Company had no items qualifying as other comprehensive income (loss); accordingly, comprehensive income (loss) equaled net loss.

3.	Fair Value Measurements and Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted an accounting standard for fair value measurements which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

The accounting standard establishes a three—level valuation hierarchy for measuring fair value and expands financial statement disclosures about fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1:	Quoted market prices in active markets for identical assets or liabilities that the company has the ability to access.

Level 2:	Observable market based inputs or unobservable inputs that are corroborated by market data such as quoted prices, interest rates, and yield curves.

Level 3:	Inputs are unobservable data points that are not corroborated by market data.
The Company uses the market approach technique to value its financial and nonfinancial instruments and there were no changes in valuation techniques during 2009. The Company’s cash equivalents carried at fair value are classified as Level 1 because they are valued using quoted market prices. The Company’s cash equivalents are a money market account which invests all of its assets in direct obligations of the United States treasury.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008:

		Quoted	Significant
		Prices in	Other	Significant
		Active	Observable	Unobservable
	December 31,	Markets	Inputs	Inputs
	2009	(Level 1)	(Level 2)	(Level 3)
Assets
Money market account	$1,245,679	$1,245,679	$—	$—

Liabilities
Preferred stock warrants	$475	$—	$—	$475

		Quoted	Significant
		Prices in	Other	Significant
		Active	Observable	Unobservable
	December 31,	Markets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
Assets
Money market account	$865,586	$865,586	$—	$—

Liabilities
Preferred stock warrants	$946,576	$—	$—	$946,576

The change in the valuation of preferred stock warrants is summarized below:

Fair value at December 31, 2007	$702,783

Issuance of new warrants	234,624
Change in fair value	9,169

Fair value at December 31, 2008	946,576

Issuance of new warrants	356,741
Change in fair value	(1,302,842)

Fair value at December 31, 2009	$475

The valuation of preferred stock warrant liabilities is discussed in Note 17.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
4.	Inventory
Inventory consists of the following:

	December 31,
	2009	2008
Raw materials	$1,687,091	$3,580,391
Work in progress	1,903,127	2,013,113
Finished goods	255,460	82,115

	$3,845,678	$5,675,619

5.	Property and Equipment

	Estimated
	Useful Life	December 31,
	(Years)	2009	2008
Equipment	3 to 5	$9,112,297	$10,649,615
Software	3	800,156	790,484

		9,912,453	11,440,099
Less: Accumulated depreciation and amortization		(8,208,319)	(9,293,338)

		$1,704,134	$2,146,761

Total depreciation and amortization expense for the years ended December 31, 2009 and 2008 was $773,962 and $766,215, respectively.

At December 31, 2009 and 2008, property and equipment under capital leases consisted of lab and office equipment with a cost basis of $360,034. Amortization expense of such equipment totaled $120,011 and $23,106 for the years ended December 31, 2009 and 2008 and accumulated amortization totaled $143,117 and $23,106, respectively.

During the year ended December 31, 2009, the Company disposed of property and equipment with a gross book value of approximately $1.94 million and accumulated depreciation of approximately $1.86 million, for proceeds of approximately $58,000.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
6.	Accrued Expenses
Accrued expenses consist of the following:

	December 31,
	2009	2008
Third party non-recurring engineering services	$892,500	$—
Accrued litigation	275,000	—
Employee compensation and benefits	251,320	389,992
Accrued product warranty	277,867	233,050
Professional fees	107,415	100,476
Accrued inventory in-transit	357,738	740,724
Other	161,083	97,112

	$2,322,923	$1,561,354

7.	Product Warranty
The Company sells certain of its products to customers with a limited product warranty that provides repairs at no cost to the customer. The length of warranty term is generally one to three years. The Company accrues its estimated exposure to warranty claims based on historical claims and accrues the estimated costs of satisfying those claims at the time revenue is recorded.

The Company’s accrual for and change in its product warranty liability, which is included in accrued expenses, are as follows:

	December 31,	December 31,
	2009	2008
Beginning balance	$233,050	$—
Warranty expense	623,431	242,211
Claims paid	(578,614)	(9,161)

Ending balance	$277,867	$233,050

8.	Revolving Credit Facility
On September 8, 2008, the Company entered into a revolving credit facility (“Credit Facility”) with Silicon Valley Bank (“SVB”), which provides for short-term borrowings of up to $6,400,000. The Credit Facility, which was amended on September 14, 2009, provides for borrowings in the form of advances against qualified trade accounts receivables (“Receivables”) and qualified inventory (“Inventory”). The Company can obtain advances of up to 90% of the face amount of Receivables and 60% of Inventory value. Outstanding borrowings against Inventory cannot exceed $2,000,000 and cannot be greater than 60% of total outstanding borrowings under the Credit Facility.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
The Credit Facility bears an annual interest rate of the greater of i) sum of prime plus 2.5% (reduced to the sum of prime plus 1.25% if a certain liquidity ratio is achieved) or ii) SVB’s minimum stated rate. The interest rate was approximately 6.5% and 7.5% at December 31, 2009 and 2008, respectively. The Company also pays SVB a collateral handling fee equal to 0.20% of the outstanding borrowings (0.10% if liquidity ratio is achieved). The Company is obligated to pay monthly minimum financing costs (interest and collateral handling fees) on an average of $3,000,000 in outstanding borrowings. Interest expense and fees associated with the Credit Facility for the years ended December 31, 2009 and 2008 were $471,135 and $62,302, respectively.

Borrowings under the Credit Facility are collateralized by all of the assets of the Company, excluding intellectual property. The Credit Facility, which expires on January 31, 2010, contained limits on additional debt and restrictions on distributions to shareholders and the disposition of certain assets.

In conjunction with the Credit Facility, SVB was issued a warrant to purchase 120,000 shares of Series C redeemable convertible preferred stock (Note 17).

In connection with securing the Credit Facility, costs of $50,603 and $47,094 were capitalized in 2009 and 2008, respectively and are amortized to interest expense on a straight-line basis over the term of the facility. As of December 31, 2009 and 2008, the unamortized costs related to the Credit Facility were $13,433 and $31,396, respectively, and are classified as prepaid expenses and other current assets on the balance sheet.
9.	Convertible Notes
On December 31, 2008, the Company entered into a $3,500,000, 42-month convertible term note (“2008 Convertible Note”) with Velocity Financial Group (“Velocity”). Interest on the 2008 Convertible Note is 12.5% per annum, payable monthly. Principal payments are due in 30 monthly amounts commencing in February 2010. Borrowings under the 2008 Convertible Note are collateralized by all of the assets of the Company, excluding intellectual property. The 2008 Convertible Note contains limits on additional debt and restrictions on distributions to shareholders and the disposition of certain assets.
The 2008 Convertible Note has both a convertibility and purchase option, giving Velocity the right to acquire up to $875,000 of Series C or C-1 redeemable convertible preferred stock (at $2.67 per share) or the series of preferred stock issued in the next round of equity financing. At Velocity’s election, the preferred shares can be acquired via 1) conversion of up to $875,000 of loan principal, 2) purchase of up to $875,000 of shares for cash, or 3) a combination of debt conversion and stock purchase up to $875,000. The conversion option terminates when the loan is fully repaid. The purchase option expires 45 days after Velocity receives notice of a change of control, as defined in the agreement. The Company has reserved 327,715 shares of Series C and Series C-1 redeemable convertible preferred stock for the conversion and purchase options.
In connection with issuance of the 2008 Convertible Note, costs of $106,511 were capitalized and are being amortized to interest expense over the 42-month term of the note.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
The remaining annual repayment requirements for the 2008 Convertible Note are as follows:

	Principal	Interest	Total
2010	$1,157,839	$383,532	$1,541,371
2011	1,424,545	215,853	1,640,398
2012	917,616	39,283	956,899

	$3,500,000	$638,668	$4,138,668

The 2008 Convertible Note provides for customary events of default, following which the lender may, at its option, accelerate the amounts outstanding. Events of default include, but are not limited to, an event that has a material adverse effect, as described in the 2008 Convertible Note agreement. As a result of the material adverse effect clause, the Company has classified the outstanding principal amount under the 2008 Convertible Note as current.

On September 30, 2009 and October 7, 2009, the Company entered into convertible notes payable with certain existing stockholders (“2009 Convertible Notes”) of $1,250,000 and $151,836, respectively. The 2009 Convertible Notes bore interest at a rate per annum of 10% and all principal and all accrued interest were due and payable on October 28, 2009.

In conjunction with the 2009 Convertible Notes, the noteholders were issued warrants to purchase 263,536 shares of Series C-1 redeemable convertible preferred stock (Note 17).

On October 16, 2009, pursuant to the Series C-1 Purchase Agreement (Note 10), all of the outstanding principal and accrued interest under the 2009 Convertible Notes was converted into 527,077 shares of Series C-1 redeemable convertible preferred stock.
10.	Redeemable Convertible Preferred Stock
On September 28, 2007, the Company entered into an agreement (the “Series C Purchase Agreement”) to issue and sell at least 7,170,034 shares of Series C redeemable convertible preferred stock (the “Series C preferred stock”) at a price of $2.67 per share for total consideration of approximately $19.1 million (net of financing costs of $81,036).

The Company was granted the right and option (“Put Option”), exercisable in its sole discretion, to issue and sell to an existing investor an additional 1,498,127 shares at the Series C preferred stock purchase price of $2.67 on or before September 30, 2008. On August 6, 2008 the Company exercised the Put Option and sold 1,498,127 shares at the Series C preferred stock (“Series C Second Closing”), for cash, at a price of $2.67 per share for total consideration of approximately $4.0 million, net of issuance costs of $8,417.

On March 31, 2009, the Company entered into Amendment 1 to the Series C Purchase Agreement to sell up to 1,123,595 shares of Series C preferred stock at a price of $2.67 per share (“Series C Third Closing”). The Company closed on the first tranche of the Series C Third Closing on March 31, 2009 by issuing 374,532 shares of Series C preferred stock for total consideration of approximately $1.0 million. On July 8, 2009, the Company closed on the second and third tranches of the Series C Third Closing by issuing 414,339 shares of Series C preferred stock for total consideration of approximately $1.1 million.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
In conjunction with the Series C Third Closing on March 31, 2009 and July 8, 2009, the shareholders were issued warrants to purchase 93,626 and 103,579 shares of Series C preferred stock, respectively (Note 17).

On October 16, 2009, the Company entered into an agreement (the “Series C-1 Purchase Agreement”) to sell up to 1,866,123 shares of Series C-1 redeemable convertible preferred stock (“Series C-1 preferred stock”) at a price of $2.67 per share. The Company closed on the first tranche of the Series C-1 Purchase Agreement on October 16, 2009 by issuing 1,528,699 shares of Series C-1 preferred stock for total consideration of approximately $4.1 million. The issuance included the conversion of the 2009 Convertible Notes into Series C-1 preferred stock at principal plus accrued interest (Note 9), totaling approximately $1.4 million.

In conjunction with the Series C-1 first tranche, the shareholders were issued warrants to purchase 500,808 shares of Series C-1 preferred stock (Note 17).

In March 2009 and September 2009, the Company further amended its Articles of Incorporation and increased the number of authorized shares to 52,661,982 and 39,626,891 shares of preferred stock and common stock, respectively.

The Series A, Series A-4, Series B, Series C and Series C-1 preferred stock have the following characteristics:

Redemption

The holders of at least a majority of the outstanding Series B, Series C and Series C-1 preferred stock, voting together as a single class, may require the Company to redeem the Series B, Series C and Series C-1 preferred stock by paying in cash a sum equal to $1.78, $2.67 and $2.67 per share, respectively, plus 10% interest per annum from the dates of issuance plus any declared but unpaid dividends. The earliest redemption dates are September 28, 2012, 2013 and 2014 and on these dates the holders of the Series B, Series C and Series C-1 preferred stock may require payment of 33.3%, 66.6% and 100% of the total issued and outstanding preferred shares.

Upon the redemption of the Series B, Series C and Series C-1 preferred stock, the holders of at least a majority of the outstanding Series A and Series A-4 preferred stock may require the Company, on certain redemption dates, to redeem the preferred stock by paying in cash a sum equal to $1.00 per share plus any declared and unpaid dividends plus 6% interest per annum from the date of issuance to the date of redemption. The earliest redemption dates are September 28, 2012, 2013 and 2014 and on these dates the holders of the Series A preferred stock may require payment of 33.3%, 66.6% and 100% of the total issued and outstanding preferred shares.

Voting

The holders of the Series A, Series A-4, Series B, Series C and Series C-1 preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
Dividends

The holders of the Series A, Series A-4, Series B, Series C and Series C-1 preferred stock are entitled to receive dividends, when and as declared by the Board of Directors and out of funds legally available, payable in preference and priority to any payment of any dividend on common stock. No dividends or other distributions may be made with respect to the common stock, until all declared dividends on the Series A, Series A-4, Series B, Series C and Series C-1 preferred stock have been paid. No dividends have been declared or paid by the Company.

Liquidation Preference

In the event of any liquidation, dissolution or winding-up of the Company, the holders of the then outstanding Series C-1 and Series C preferred stock are entitled to receive, prior and in preference to any distribution to the holders of Series B, Series A-4 and Series A preferred stock or common stock, an amount equal to $5.34 per share plus any declared and unpaid dividends for Series C-1 preferred stock and $2.67 per share plus any declared and unpaid dividends for Series C preferred stock. If insufficient assets are available for distribution then they shall be distributed among the Series C-1 and Series C stockholders on a pro rata basis.

The holders of the then outstanding Series B preferred stock are entitled to receive, prior and in preference to any distribution to the holders of Series A-4 and Series A preferred stock or common stock, an amount equal to $1.78 per share plus any declared and unpaid dividends. If insufficient assets are available for distribution then they shall be distributed among the Series B stockholders on a pro rata basis.

After payments have been made in full to the holders of the Series C-1, Series C and Series B preferred stock, the holders of the then outstanding Series B preferred stock are entitled to receive an amount equal to $0.374 per share plus any declared and unpaid dividends and the holders of the then outstanding Series A-4 and Series A preferred stock are entitled to receive an amount equal to $0.90 per share plus any declared and unpaid dividends. The payments are prior and in preference to any distribution to the holders of common stock. If insufficient assets are available for distribution then they shall be distributed on a pro rata basis.

Conversion

Each share of preferred stock, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing the respective preferred stock issue price by the conversion price in effect at the time. Upon the election of the holder to convert such share of Series A, Series A-4, Series B, Series C or Series C-1 preferred stock into a number of shares of common stock, the conversion price, with respect to Series A, Series A-4, Series B, Series C and Series C-1 preferred stock is $30.61, $30.61, $1.78, $2.67 and $2.67, respectively. Conversion is automatic upon the closing of a firm commitment for an underwritten public offering in which the public offering price of common stock equals or exceeds $8.90 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization). At December 31, 2009, 29,562,898 shares of the Company’s common stock were reserved for issuance upon the conversion of the Series A, Series A-4, Series B, Series C and Series C-1 preferred stock.

11.	Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
     12.   Stock-Based Compensation
Under the 2000 Restated Stock Incentive Plan (the “Plan”) 7,317,378 shares of the Company’s common stock are reserved for issuance to employees, directors, officers and consultants. Options granted under the Plan may be incentive stock options or nonstatutory stock options. Stock purchase rights may also be granted under the Plan. Incentive stock options may only be granted to employees. The Board of Directors determines the vesting period over which options become exercisable and is generally over a four-year period. The exercise price of incentive stock options and nonstatutory stock options shall be determined by the Board of Directors on the grant date. The term of the options is determined by the Board of Directors and is generally ten years. The Company issues new shares upon exercise of stock options.
Stock Options
During the years ended December 31, 2009 and 2008, the Company granted 460,000 and 2,500,000 stock options, respectively, to certain employees.
The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model. The expected life assumption is determined using the simplified method. Volatility has been determined based on an analysis of reported data for a peer group of companies that granted options with substantially similar terms. The risk-free interest rate is the 2009 and 2008 average daily US Treasury yield curve rates with a remaining term approximating the expected term used as the input to the Black-Scholes option pricing model. The relevant data used to determine the value of the stock option grants is as follows:

	Year Ended
	December 31,
	2009	2008
Weighted average risk-free interest rate	2.33%	3.20%
Expected dividend yield	none	none
Expected option term	6.06 years	6.08 years
Volatility	64%	67%

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
A summary of stock option activity for the year ended December 31, 2009 is as follows:

			Weighted
			Average	Aggregate
		Weighted	Remaining	Intrinsic
		Average	Contractual	Value as of
	Number	Exercise	Term	December 31,
	of Shares	Price	(in Years)	2009
Outstanding
Balance at December 31, 2008	5,781,853	$0.18
Granted	460,000	0.40
Exercised	(71,319)	0.09
Canceled	(886,331)	0.26

Balance at December 31, 2009	5,284,203	$0.18	7.37	$—

Vested and unvested expected to vest at December 31, 2009	4,576,518	$0.17	6.91

Exercisable at December 31, 2009	3,695,198	$0.14	6.90

The aggregate intrinsic value was calculated based on the excess of the estimated fair value of the Company’s common stock on December 31, 2009 of $0.004 per share over the exercise price of the underlying options. The exercise price for all options outstanding at December 31, 2009 was equal to or higher than the estimated fair value.
The weighted-average grant-date fair value of grants of stock options was $0.24 per share and $0.20 per share for the years ended December 31, 2009 and 2008, respectively.
The total intrinsic value of stock options exercised was $22,320 and $3,834 for the years ended December 31, 2009 and 2008, respectively.
Share-Based Compensation
For equity awards granted after January 1, 2007, the Company’s management determined the fair value of the Company’s common stock by obtaining a contemporaneous valuation from an independent valuation firm.
The Company recognized stock-based compensation expense on all stock option awards for the years ended December 31, 2009 and 2008 in the following categories:

	2009	2008
Cost of revenues	$10,366	$12,959
Research and development	52,012	61,201
Selling and marketing	48,400	50,587
General and administrative	25,158	19,777

	$135,936	$144,524

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
Total unrecognized stock-based compensation expense for all stock-based awards was approximately $147,908 at December 31, 2009, of which $77,938 will be recognized in 2010, $51,161 in 2011, $14,915 in 2012 and $3,894 thereafter. This results in these recognized over a weighted-average period of 1.3 years.
     13.   Income Taxes
Significant components of the net deferred tax asset at December 31, 2009 and 2008 are as follows:

	2009	2008
Net operating loss carryforwards	$16,359,200	$15,225,700
Research and development credit carryforwards	4,686,000	4,200,900
Capitalized expenses	12,785,900	11,945,600
Accrued expenses and other	456,400	666,400
Depreciation and amortization	332,800	358,500

	34,620,300	32,397,100

Valuation allowance	(34,620,300)	(32,397,100)

Net deferred tax asset	$—	$—

As of December 31, 2009, the Company had federal and state net operating loss carryforwards of $43.3 million and $30.9 million, respectively. The federal net operating loss carryforwards begin to expire in 2020 and the state net operating loss carryforwards began to expire in 2010.
As of December 31, 2009, the Company had federal and state research and development credit carryforwards of $3.1 million and $2.4 million, respectively, which will begin to expire in 2020 and 2015, respectively.
As of December 31, 2009, the Company had state investment tax credit carryforwards of $0.1 million which began to expire in 2010.
The Company had state net operating loss carryforwards and investment tax credits of $6.1 million and $24,600, respectively, which expired in 2009.
The Company has elected to monetize certain research and development credit carryforwards, that were generated prior to 2006, in accordance with Internal Revenue Code Section 168(k)(4)(D) and has received proceeds the Company has recognized a benefit of approximately $110,000 in 2009. The Company has recorded this amount to other income (expense).
Management has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, and has determined that it is more likely than not that the Company will not recognize the benefits of its deferred tax asset. Accordingly, a valuation allowance has been established for the full amount of these deferred tax assets.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
Utilization of the net operating loss (‘NOL”) and research and development (“R&D”) credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company has not completed a study to assess whether an ownership change has occurred, or whether there have been multiple ownership changes since its formation, due to the significant complexity and related cost associated with such a study. There also could be additional ownership changes in the future which may result in additional limitations on the utilization of NOL carryforwards and credits.
The Company adopted the authoritative guidance on accounting for and disclosure of uncertainty in tax positions on January 1, 2009, which required the Company to determine whether a tax position of the Company is more likely than not to be sustained upon examination, including resolution of any related appeals of litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than 50% likelihood of being realized upon the ultimate settlement with the relevant taxing authority. The implementation of this guidance resulted in no adjustment to the January 1, 2009 balance of retained earnings. The Company’s policy is to record interest and penalties related to income taxes as part of the tax provision. There were no interest and penalties pertaining to uncertain tax positions in 2009 and 2008.
The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business the Company is subject to examination by federal and state jurisdictions, where applicable. Tax years from 2007 to present remain open subject to examination. Earlier years may be examined to the extent that credit or loss carryforwards are used in future periods. These are no tax matters under discussion with taxing authorities that are expected to have a material effect on the Company’s financial statements.
     14. 401(k) Savings Plan
The Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. Through December 31, 2009, no contributions have been made to the plan by the Company.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
     15.   Commitments and Contingencies
Lease Commitments
The Company leases its office space and certain office equipment under a non-cancelable operating lease. Rental expense under the operating lease was $342,450 for each of the years ended December 31, 2009 and 2008, respectively. In addition, the Company has entered into capital leases for certain lab and office equipment (Note 5). The table below shows the future minimum principal lease payments under noncancelable capital leases and operating lease at December 31, 2009.

	Capital	Operating
	Leases	Lease
Year Ending December 31,
2010	$147,123	$375,223
2011	111,637	31,349

Total minimum lease payments	$258,760	$406,572

Less: Amount representing interest	(30,818)

Present value of capitalized payments	227,942
Less: Current portion	(123,170)

Long-term portion	$104,772

Purchase Obligations
Purchase obligations of $1,429,859 as of December 31, 2009 represent legally-binding commitments to purchase inventory and other commitments made in the normal course of business to meet operational requirements. Although open purchase orders are considered enforceable and legally binding, the terms generally allow the Company the option to cancel, reschedule and adjust some portion of the requirement based on business needs prior to the delivery of goods or performance of services. Obligations to purchase inventory and other commitments are expected to be fulfilled within one year.
Guarantees
The Company enters into standard indemnification agreements in its ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally the Company’s business partners or potential customers, in connection with any U.S. patent, or any copyright or other intellectual property infringement claim by any third party with respect to the Company’s products. The term of these indemnification agreements vary. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
Pending Litigation
On April 20, 2010, L-3 Communications Corporation filed an action against the Company in the Supreme Court of the State of New York seeking $1,750,000 in damages for an alleged breach of contract. On June 3, 2010, the Company filed its answer to the claim and a counterclaim seeking damages of $1,400,000. At December 31, 2009, the Company accrued for $275,000 as the Company’s best estimate for a probable settlement. This amount was recorded to general and administrative expenses.
Other Employee Matters
Upon a change of control, the Company has an obligation to pay up to approximately $1.1 million in cash bonuses to certain employees.
     16.   Related Party Transactions
JDS Uniphase (“JDSU”) is a shareholder of Mintera Corporation. During 2008, the Company purchased $49,806 of raw materials from JDSU and recognized revenue of $124,270 on sales of product to JDSU. During 2009, the Company purchased $8,677 of raw materials from JDSU and recognized revenue of $26,228 on sales of product to JDSU.
At December 31, 2008 and 2009, included in accounts receivable and accounts payable was $26,560 and $0 due from and $3,440 and $0 due to JDSU, respectively.
     17.   Warrants for Preferred Stock
In May 2007, the Company issued warrants to purchase 270,792 shares of Series C preferred stock in conjunction with entering into venture loan and security agreements. The warrants are exercisable immediately at a price of $2.67 per share and the contractual term on the warrants is ten years. The fair value of the warrants on December 31, 2009 was estimated to be $108 and was recorded as a credit to Preferred stock warrants. The Company calculated the fair value of the warrants at December 31, 2009 using the Black-Scholes option pricing model with the following assumptions: volatility of 66%, term of 10 years, risk-free interest rate of 0.47%, a dividend yield of zero, and the fair value of Series C preferred stock of $0.025 per share.
In July 2007, the Company issued warrants to purchase 151,979 shares of Series C preferred stock in conjunction with entering into additional venture loan and security agreements. The warrants are exercisable immediately at a price of $2.67 per share and the contractual term on the warrants is ten years. The fair value of the warrants on December 31, 2009 was estimated to be $91 and was recorded as a credit to Preferred stock warrants. The Company calculated the fair value of the warrants at December 31, 2009 using the Black-Scholes option pricing model with the following assumptions: volatility of 66%, term of ten years, risk-free interest rate of 0.47%, dividend yield of zero, and the fair value of Series C preferred stock of $0.025 per share.
In September 2008, the Company issued a warrant to purchase 120,000 shares of Series C preferred stock in conjunction with entering into a Credit Facility (Note 8). The warrants are exercisable immediately at a price of $2.67 per share and the contractual term on the warrant is ten years. The fair value of the warrant on December 31, 2009 was estimated to be $120 and was recorded as at credit to Preferred stock warrants. The Company calculated the fair value of the warrants at December 31, 2009 using the Black-Scholes option pricing model with the following assumptions: volatility of 66%, term of ten years, risk-free interest rate of 0.47%, dividend yield of zero, and the fair value of Series C preferred stock of $0.025 per share.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
In March 2009, the Company issued warrants to purchase 93,626 shares of Series C preferred stock in conjunction with the Series C Third Closing first tranche (Note 10). The warrants are exercisable immediately at a price of $2.00 per share and the contractual term on the warrants is seven years. The fair value of the warrants was estimated to be $37 and was recorded as a credit to Preferred stock warrants. The Company calculated the fair value of the warrants at December 31, 2009 using the Black-Scholes option pricing model with the following assumptions: volatility of 66%, term of seven years, risk-free interest rate of 0.47%, dividend yield of zero, and the fair value of Series C preferred stock of $0.025 per share.
In July 2009, the Company issued warrants to purchase 103,579 shares of Series C preferred stock in conjunction with the Series C Third Closing second and third tranches (Note 10). The warrants are exercisable immediately at a price of $2.00 per share and the contractual term on the warrants is seven years. The fair value of the warrants was estimated to be $41 and was recorded as a credit to Preferred stock warrants. The Company calculated the fair value of the warrants at December 31, 2009 using the Black-Scholes option pricing model with the following assumptions: volatility of 66%, term of seven years, risk-free interest rate of 0.47%, dividend yield of zero, and the fair value of Series C preferred stock of $0.025 per share.
In September and October 2009, the Company issued warrants to purchase 235,042 and 28,494 shares of Series C-1 preferred stock, respectively, in conjunction with entering into the 2009 Convertible Notes. The warrants are exercisable immediately at a price of $2.00 per share and the contractual term on the warrants is five years. The fair value of the warrants was estimated to be $27 and was recorded as a credit to Preferred stock warrants. The Company calculated the fair value of the warrants at December 31, 2009 using the Black-Scholes option pricing model with the following assumptions: volatility of 66%, term of five years, risk-free interest rate of 0.47%, dividend yield of zero, and the fair value Series C-1 preferred stock of $0.025 per share.
In October 2009, the Company issued warrants to purchase 500,808 shares of Series C-1 preferred stock in conjunction with the Series C-1 first tranche. The warrants are exercisable immediately at a price of $2.00 per share and the contractual term on the warrants is five years. The fair value of the warrants was estimated to be $51 and was recorded as a credit to Preferred stock warrants. The Company calculated the fair value of the warrants at December 31, 2009 using the Black-Scholes option pricing model with the following assumptions: volatility of 66%, term of five years, risk-free interest rate of 0.47%, dividend yield of zero, and the fair value of Series C-1 preferred stock of $0.025 per share.
The Company recorded other income (expense) of $1,302,842 and $(9,169) to reflect the change in fair value of the warrants during the years ended December 31, 2009 and 2008, respectively.

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
Warrants outstanding at December 31, 2009 were as follows:

				Number of
		Redeemable		Shares	Fair Value
	Contractual	Convertible		Outstanding	at
Issue	Term	Preferred	Exercise	Under	December 31,
Date	Years	Stock	Price	Warrant	2009
May 1, 2007	10	Series C	$2.67	270,792	$108
July 24, 2007	10	Series C	2.67	151,979	91
September 8, 2008	10	Series C	2.67	120,000	120
March 31, 2009	7	Series C	2.00	93,626	37
July 8, 2009	7	Series C	2.00	103,579	41
September 30, 2009	5	Series C-1	2.00	235,042	24
October 7, 2009	5	Series C-1	2.00	28,494	3
October 16, 2009	5	Series C-1	2.00	500,808	51

				1,504,320	$475

     18.   Subsequent Events
The Company has evaluated subsequent events through July 16, 2010, which is the date that the financial statements were available to be issued.
Revolving Credit Facility
In February, April and May 2010, the Credit Facility was extended and certain terms revised. Following these amendments, borrowings were limited to advances against Receivables and the expiration date of the Credit Facility has been extended to June 30, 2010.
In June 2010, SVB was granted a security interest in the Company’s intellectual property.
Convertible Notes
On April 29, 2010, the Company entered into a $75,000 non-interest bearing note payable with an existing investor (“April Note”). The April Note was due and payable on July 29, 2010 and prior to maturity, the amount due could be credited against any amount advanced by said investor under any new debt financings.
On May 4, 2010, the Company entered into convertible notes payable with certain existing stockholders in the amount of $1,650,000 (“2010 Notes”). The full amount due under the April Note was credited against the 2010 Notes, which deemed the April Note as repaid in full and reduced the cash proceeds from the 2010 Notes to $1,575,000. The 2010 Notes bore interest at a rate per annum of 10% and a transaction fee at a rate of 200% of the principal amount. All principal, accrued interest and fees on the 2010 Notes were due and payable on November 4, 2010. On May 4, 2010, all of the outstanding principal, any accrued interest and all fees under the 2010 Notes were converted into shares of Series 1 redeemable convertible preferred stock (“Series 1 preferred stock”).

Mintera Corporation
Notes to Financial Statements
Years Ended December 31, 2009 and 2008
In June 2010, the 2008 Convertible Note was modified. Under the terms of the modification, the May 2010 and June 2010 principal payments ($206,817 combined) were deferred and re-amortized over the remaining term of the loan. In conjunction with the 2008 Convertible Note modification, Velocity was granted a security interest in the Company’s intellectual property and the Company agreed to a $47,942 restructuring fee, payable on the earlier of the July 1, 2012 or a change of control, as defined in the agreement.
Convertible Preferred Stock
On March 11, 2010, the Company closed on a second Series C-1 preferred stock financing by issuing 323,202 shares of Series C-1 preferred stock for total consideration of $862,949. In conjunction with the Series C-1 second tranche, the shareholders were issued warrants to purchase 161,597 shares of Series C-1 preferred stock.
On May 4, 2010, the shareholders approved a recapitalization of the Company (“Recapitalization”). The Company further amended its Articles of Incorporation to effect the Recapitalization and (i) converted all shares of Series A, Series A-4, Series B, Series C and Series C-1 preferred stock into shares of the Company’s common stock, (ii) eliminated the Series A, Series A-4, Series B, Series C and Series C-1 preferred stock, (iii) effected a 1 for 9.91817506 reverse split of the Company’s common stock, (iv) decreased the number of authorized shares of common stock to 30,000,000, (v) authorized the Series 1 preferred stock, consisting of 19,800,000 shares, (vi) adjusted and proportionately decreased the number of shares of common stock reserved for issuance upon the exercise of, and adjusted and proportionately increased the exercise price of, all stock options under the Corporation’s 2000 Restated Stock Incentive Plan, as amended and all other options, warrants or rights to acquire common stock of the Company which were outstanding at that time, (vii) approved the Company’s 2010 Stock Incentive Plan (the “2010 Plan”) and authorized 5,496,653 shares of common stock to be reserved for issuance pursuant to the 2010 Plan and (viii) converted all of the outstanding principal and accrued interest under the 2010 Notes into 19,800,000 shares of Series 1 preferred stock at a price of $0.25 per share.